Exhibit 10.1

United Commercial Bank
555 Montgomery Street
San Francisco, CA 94111

LOAN AND SECURITY AGREEMENT
Facilities “B”&“C”

THIS AGREEMENT, dated as of August 12, 2005 is entered into between Sigma Designs, Inc. (hereinafter collectively called “Borrower”) whose principal place of business is the address set forth in the Loan Term Sheet, and United Commercial Bank (hereinafter called “Bank”), with its place of business located at the address set forth above.

The Parties hereby agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms shall have the following definitions:

1.1. The term “this Agreement” means and includes this Loan and Security Agreement, the Loan Term Sheet and any extensions, supplements, amendments or modifications thereto.

1.2. The term “Application for Irrevocable Documentary Credit” means a Bank standard form application for Commercial Letters of Credit.

1.3. The term "Bank Expenses" means and includes, without limitation: all costs or expenses required to be paid by Borrower under this Agreement which are paid or advanced by Bank; taxes and insurance premiums of Borrower of every nature and kind paid by Bank; filing, recording, publication, search fees and audit costs paid or incurred by Bank in connection with Bank's transactions with Borrower; costs and expenses incurred by Bank in collecting the Receivables (with or without suit), to correct any default or enforce any provision of this Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, disposing of, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; costs and expenses of suit incurred by Bank in any proceeding enforcing, defending or relating to this Agreement or any portion hereof, including, but not limited to, expenses incurred by Bank in attempting to obtain relief from any stay, restraining order, injunction or similar process which prohibits Bank from exercising any of its rights or remedies; and attorneys' fees and expenses incurred by Bank in structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Agreement, or any portion hereof or any agreement related hereto, whether or not suit is brought. Bank Expenses shall include Bank's in-house legal charges at reasonable rates.

1.4. The term “Borrower’s Books” means and includes all of Borrower’s books and records including, but not limited to: minute books; ledgers; records indicating, summarizing or evidencing Borrower’s assets, liabilities, the Collateral and all information relating thereto; records indicating, summarizing or evidencing Borrower’s business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, and other computer prepared information and the equipment containing such information.

1.5. The term “Borrowing Base” has the meaning giving to that term in the Loan Term Sheet.

1.6. The term “the Code” means the California Uniform Commercial Code, and any and all terms used in this Agreement which are defined in the code and not specifically defined herein shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the Code.

1.7. The term “Collateral” means and includes each and all of the following: the Real Property; the Receivables; the Intangibles; the Negotiable Collateral; the Inventory; all money, deposit accounts and all other assets of Borrower in which Bank receives a security interest or which hereafter come into the possession, custody or control of Bank; and the proceeds of any of the foregoing, including, but not limited to, proceeds of insurance covering the Collateral and any and all Receivables, Intangibles, Negotiable Collateral, Inventory, equipment, money deposit accounts or other tangible and intangible property of Borrower resulting from the sale or other disposition of the Collateral, and the proceeds thereof including all proceeds of any type described above acquired with cash proceeds and all causes of action, and all sums due or payable to Borrower for injury or damage to Borrower’s Receivables, Intangibles, Negotiable Collateral, and Inventory, or as damages incurred in connection with the transactions in which the Credit was made, including causes of action and damages for breach of contract, fraud, concealment, or other torts, are hereby assigned, and all proceeds from such causes of action and all such sums shall be paid to Bank for credit upon the Obligations. Notwithstanding anything to the contrary contained herein, Collateral shall not include any waste or other materials, which have been or may be designated as toxic or hazardous by Bank.

1.8. The term “Credit” means all Obligations of Borrower to Bank except those obligations arising pursuant to any letter of credit issued or bankers acceptances created or discounted under Section 3.1 of this Agreement and those obligations arising pursuant to any other separate contract, instrument, note, or other separate agreement which, by its terms, provides for a specified interest rate and term.

1.9. The term “Current Ratio” is defined as current assets divided by current liabilities.

1.10. The term “Daily Balance” shall mean the amount determined by taking the amount of the Credit owed at the beginning of a given day, adding any new Credit advanced or incurred on such date, and subtracting any payments or collections which are deemed to be paid and are applied by Bank in reduction of the Credit on that date under the provisions of this Agreement.

1.11. The term "Documentary Collection" means and includes a documentary collection, in form and substance acceptable to Bank (i) which has been drawn on parties acceptable to Bank and (ii) in which Bank has validly perfected assignment of the proceeds thereof first in priority.

1.12. The term “Event of Default” means the occurrence of any one of the events set forth in Article 8 of this Agreement.

1.13. The term "Export Letter of Credit" means and includes a letter of credit, in form and substance acceptable to Bank, delivered by Borrower to Bank; (i) which has been issued for Borrower's benefit by a bank acceptable to Bank and (ii) in which Bank has a validly perfected assignment of the proceeds thereof first in priority.

1.14. The term “Insolvency Proceeding” means and includes any proceeding, commenced by or against any person or entity, including borrower, under any provision of the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions with some or all creditors.

1.15. The term “Intangibles” means and includes all of Borrower’s present and future general intangibles and other personal property (including, without limitation, any and all choses or things in action, goodwill, patents, trade names, copyrights, trademarks, service marks, blueprints, drawings, purchase orders, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts and tax refunds) other than Inventory and Receivables, but including Borrower’s Books relating to any of the foregoing.

1.16. The term “Inventory” means and includes all present and future inventory in which Borrower has any interest, including, but not limited to, goods held by Borrower for sale or lease or to be furnished under a contract of service and all of Borrower’s present and future raw materials, work in process, finished goods, advertising materials, and equipment, fixtures or other property used in the storing, moving, preserving, identifying, accounting for and shipping or preparing for the shipping of Inventory, and any and all other items hereafter acquired by Borrower by way of substitution, replacement, return, repossession or otherwise, and all additions and accessions thereto, and the resulting product or mass, and any documents of title respecting any of the above.

1.17. The term “Judicial Officer or Assignee” means and includes any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of a trustee, receiver, controller, custodian or assignee for the benefit of creditors.

1.18. The term "L/C Backed Commercial Letters of Credit" means and includes commercial letters of credit issued by Bank for Borrower's account, each in the face amount no greater than ninety percent (90%) of the undrawn amount of an Export Letter of Credit.

1.19. The term “Leverage Ratio” is defined as total liabilities net of subordinated debt divided by Tangible Net Worth.

1.20. The term “Loan Term Sheet” means the currently effective Loan Term Sheet, in form similar to the page entitled Loan Term Sheet executed and attached to this Agreement that has been executed by the parties to this Agreement and is made a part of the Agreement. The terms listed in the Loan Term Sheet, and any amendments to the Loan Term Sheet are incorporated herein and made a part hereof.

1.21. The term “Maximum Credit Limit” means the total amount of credit committed to Borrower as detailed in the Loan Term Sheet.

1.22. The term “Maximum Sublimit” means the total available to Borrower for specific purposes within the Maximum Credit Limit as detailed in the Loan Term Sheet.

1.23. The term “Negotiable Collateral” shall have the meaning set forth in Section 5.1 of this Agreement.

1.24. The term “Obligations” means and includes any and all loans, advances, overdrafts, debts, liabilities (including, without limitation, any and all amounts charged to Borrower’s account pursuant to any agreement authorizing Bank to charge Borrower’s account), obligations, lease payments, guaranties, covenants and duties of any kind and description owing by Borrower to Bank (whether advanced pursuant to or evidenced by this Agreement, by any note or other instrument, or by any other agreement between Bank and Borrower and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including, without limitation, any debt, liability or obligation owing from Borrower to others which Bank may have obtained by assignment, merger, participation, purchase or otherwise, and further including, without limitation, all interest and fees not paid when due and all Bank Expenses which Borrower is required to pay or reimburse by this Agreement and the Loan Term Sheet, the Promissory Note, by law, or otherwise.

1.25. The term “Over Line” shall have the meaning set forth in Section 2.1 and 3.1 of this Agreement.

1.26. The term “Over Advance” means if the aggregate of advances made under Section 2.1 and acceptances created under Section 3.1 of this Agreement exceed the prescribed Borrowing Base, if any, as defined in the Loan Term Sheet.

1.27. The term "Person" shall mean and include natural persons, corporations, partnerships, unincorporated associations, joint ventures and any other form of legal entity.

1.28. The term "Prime Rate" shall mean the variable rate of interest, expressed as an annual rate, called the Prime Rate of interest for Corporate Loans as published by the Wall Street Journal (Western Edition) in its Money Rates Section. This Prime Rate is the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.

1.29. The term “Quick Ratio” is defined as cash, cash equivalents plus Accounts Receivable divided by Current Liabilities.

1.30. The term “Rate” shall have the meaning set forth in Section 2.4 of this Agreement and in the Loan Term Sheet.

1.31. The term “Receivables” means and includes all presently existing and hereafter arising accounts, general intangibles, contract rights, instruments, documents, chattel paper, and all other forms of obligations owing to Borrower, whether or not earned by performance, and any and all credit insurance, guaranties and other security therefor as well as all merchandise returned to or reclaimed by Borrower, and Borrower’s Books (except minute books) relating to any of the foregoing.

1.32. The term “Tangible Net Worth” means net worth as determined in accordance with generally accepted accounting principles consistently applied, increased by debt subordinated to Bank if any, and decreased by the following: patents, licenses, goodwill, subscription lists, organization expenses and monies due from affiliates (including officers, directors, shareholders, parents, partners, joint ventures, subsidiaries and commonly held companies).

1.33. The term "Value of Finished Goods" as used in this Agreement means the lesser of the cost of Borrower's finished goods inventory as shown on monthly lists of inventory given by Borrower to Bank hereunder or the value of such finished goods as determined by Bank in its sole and absolute discretion based on the age, seasonability or other factors that may affect the value of such finished goods."

1.34. The term “Working Capital” is defined as Current Assets minus Current Liabilities.

1.35. All accounting terms and computations shall be based on generally accepted accounting principles, consistently applied.

2.	LOANS

2.1. At the request of Borrower, made at anytime and from time to time during the term of this Agreement, and so long as no Event of Default has occurred hereunder and Borrower is in full, faithful and timely compliance with each and all the covenants, conditions, warranties and representations contained in this Agreement and the Loan Term Sheet and/or any other agreement between Bank and Borrower, Bank will make advances as provided in the Loan Term Sheet, provided, however, all advances made, letters of credit issued and other financial accommodations extended by Bank to or for the account or benefit of Borrower under this Agreement and the Loan Term Sheet shall be added to and deemed part of the Obligations and Credit when made and/or issued. Notwithstanding any other provisions of this Agreement, at no time shall Bank be obligated to provide any financial accommodations whenever the Maximum Credit Limit or sublimits provided for in the Loan Term Sheet are exceeded.

If, at any time for any reason such Maximum Credit Limit is exceeded or if any Maximum Sublimit on any subcomponent of the Credit, as provided in the Loan Term Sheet, is exceeded, then Borrower shall immediately pay to Bank, in cash, the amount by which such Maximum Credit Limit or Maximum Sublimit is exceeded (“Over Line”).

If, at any time for any reason the aggregate of advances made hereunder exceeds the prescribed Borrowing Base, if any, then Borrower shall immediately pay to Bank, in cash, the amount by which such Borrowing Base is exceeded (“Over Advance”).

2.2. Bank is hereby authorized to make the loans and the extensions of credit provided for in this Agreement based upon telephone or other instructions received from anyone purporting to be an authorized representative of Borrower or, at the discretion of Bank, if said loans are necessary to satisfy any Obligation of Borrower to Bank. Bank shall have no duty to make inquiry or verify the authority of any such party, and Borrower shall hold Bank harmless from any damages, claims, or liability by reason of Bank’s honor of, or failure to honor, any such instructions. Nevertheless, Bank reserves the right to withhold advancing any loan hereunder pending receipt of such additional information as Bank may, from time to time, request.

2.3. Except as hereinbelow provided, the Credit shall bear interest, on the Daily Balance owing, at the Rate provided in the Loan Term Sheet. From and after the occurrence of an Event of Default and without constituting a waiver of any such Event of Default, the Credit shall bear interest at the Default Rate provided for in the Loan Term Sheet. All Over Advances shall bear additional interest on the amount thereof at the rate equal to the Default Rate provided for in the Loan Term Sheet, payable from the date incurred and for each month the hereafter, until repaid in full. All interest chargeable under this Agreement that is based upon a per annum calculation shall be computed on the basis of a 360-day year and actual days elapsed.

All interest payable by Borrower under the Credit shall be due and payable on the fifth (5th) day of each calendar month during the term of this Agreement, and Bank may, at its option, elect to treat such interest and any and all Bank Expenses as advances under the Credit, which amounts shall thereupon constitute Obligations and shall thereafter accrue interest at the rate applicable to the Credit under the terms of this Agreement and the Loan Term Sheet.

2.4. In the event that the Prime Rate published is, from time to time hereafter, changed, adjustment in the Rate shall be made and based on the Prime Rate in effect on the date of such change. The Rate, as adjusted, shall apply to the Credit owed until the Prime Rate is adjusted again. All interest payable by Borrower under the Credit shall be due and payable on the fifth (5th) day of each calendar month during the term of this Agreement, and Bank may, at its option, elect to treat such interest and any and all Bank Expenses as advances under the Credit, which amounts shall thereupon constitute Obligations and shall thereafter accrue interest at the rate applicable to the Credit under the terms of this Agreement.

2.5. Bank or Bank's designee may, at any time following an Event of Default, notify customers or account debtors of Borrower that the Receivables have been assigned to Bank, that Bank has a security interest therein, collect them directly, and charge the collection costs and expenses to Borrower's account, but, unless and until Bank does so or gives Borrower other written instructions, Borrower shall collect all Receivables for Bank, receive in trust all payments thereon as Bank's trustee and immediately deliver said payments to Bank in their original form as received from the account debtor. The receipt of any check or other item of payment by Bank shall not be considered a payment on account until such check or other item of payment is honored when presented for payment, in which event said check or other item of payment shall be deemed to have been paid to Bank in accordance with Bank's rules and regulations relating to credits to deposit accounts or, in Bank's discretion, two (2) calendar days after the date Bank actually receives possession of such check or other item of payment.

2.6. Notwithstanding the absolute and irrevocable assignment to Bank of the Receivables, Bank hereby grants permission to Borrower to collect and retain the Receivable as they become due and payable; however, such permission to Borrower shall be automatically revoked upon the occurrence of any Event of Default, and Lender shall have the right to notify customers or account debtors of Borrower that the Receivables have been assigned to Bank, that Bank has a security interest therein, collect them directly, and charge the collection costs and expenses to Borrower’s account, but, unless and until Bank does so or gives Borrower other written instructions, Borrower shall collect all Receivables for Bank, receive in trust all payments thereon as Bank’s trustee and immediately deliver said payments to Bank in their original form as received from the account debtor. The receipt of any check or other item of payment by Bank shall not be considered a payment on account until such check or other item of payment is honored when presented for payment, in which event said check or other item of payment shall be deemed to have been paid to Bank in accordance with Bank’s rules and regulations relating to credits to deposit accounts or, in Bank’s discretion, two (2) calendar days after the date Bank actually receives possession of such check or other item of payment.

2.7. Bank may exercise its rights hereunder, without notice to Borrower, and irrespective of whether notice of default has been delivered to Borrower, and without regard to the adequacy of the Collateral for the indebtedness secured hereby, either personally or by attorney or agent, without bringing any action or proceeding, or by receiver appointed by the Court, to take, receive and collect all or any part of the said Receivables, and after paying such costs of collection, including attorney’s fees, as in its judgment it may deem proper, to apply the balance upon the entire indebtedness owed Bank by Borrower.

It is expressly understood and agreed by Borrower that Bank shall have no liability to Borrower or any other person for Bank’s failure or inability to collect Receivables.

2.8. Bank shall retain its security interest in all Collateral until all Obligations have been fully repaid. Returns and allowances, if any, as between Borrower and Borrower’s customers, will be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at this time. Borrower shall promptly notify Bank of all returns and recoveries and promptly notify Bank of all disputes and claims. After an Event of Default, unless Bank shall otherwise agree in writing, no discount, credit or allowance shall be granted by Borrower to any account debtor and no return of merchandise shall be accepted by Borrower without Bank’s written consent. Bank may, after an Event of Default, settle or adjust disputes and claims directly with account debtors for amounts and upon terms which Bank considers advisable, and in such cases, Bank will credit in reduction of the Obligations only the net amounts received by Bank in payment of such disputed Receivables, after deducting all Bank Expenses incurred or expended in connection therewith.

2.9. Bank shall render monthly statements of the Credit owing by Borrower to Bank, including statements of all principal, interest, fees and Bank Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Bank unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Bank, by registered or certified mail, at Bank’s place of business indicated hereinabove, written objection thereto specifying the error or errors, if any, contained in any such statement. No failure by Bank to render any such monthly statements shall be deemed to impair or otherwise affect the Credit.

2.10. Term Loan. If Borrower executes a Term Promissory Note, all amounts due and owning under said Term Promissory Note shall be part of the Obligations hereunder and shall be secured by the Collateral.

3.	LETTER OF CREDIT AND BANKER’S ACCEPTANCE FACILITIES

3.1. If the Loan Term Sheet provides for a Letter of Credit facility, upon the request of Borrower, made at any time and from time to time during the term hereof, subject to the Maximum Credit Limit and Maximum Sublimit set forth in the Loan Term Sheet, and so long as no Event of Default has occurred, and Borrower is in full, faithful and timely compliance with each and all the covenants, conditions, warranties and representations contained in this Agreement and/or any other agreement between Bank and Borrower, Bank, on a revolving basis will issue Letters of Credit, create and discount banker’s acceptances for Borrower’s account if and as provided for in the Loan Term Sheet; provided, however, in no event shall Bank be obligated to issue Letters of Credit and create or discount banker’s acceptances whenever the total of undrawn Letters of Credit and/or banker’s acceptances exceed the Maximum Sublimits provided in the Loan Term Sheet.

If, at any time and for any reason, the total of the undrawn amount of all Letters of Credit or the total of all outstanding banker’s acceptances exceeds the Maximum Sublimit provided in the Loan Term Sheet (“L/C Over Line” or “B/A Over Line”), Borrower shall immediately pay to Bank, in cash, the amount of such L/C and/or B/A Over Line. Bank may, in its sole discretion, elect to treat an L/C and/or B/A Over Line as an advance under the Credit.

3.2. Each Commercial Letter of Credit issued under Section 3.1 shall (i) be issued pursuant to the terms and conditions on this Agreement and of a Bank standard form Application for Irrevocable Documentary Credit executed by Borrower; (ii) expire on or before ninety (90) days after the date such letter of credit is issued, but not later than the termination of this Agreement; (iii) require drafts payable at sight; and (iv) be otherwise in form and substance and in favor of beneficiaries satisfactory to Bank. In the event of any inconsistency between the Terms of this Agreement and the terms of such Application for Irrevocable Documentary Credit, the terms of such Application for Irrevocable Documentary Credit shall control.

3.3. Borrower shall pay to Bank Commercial Letter of Credit fees as defined in the Loan Term Sheet.

3.4. Each Standby Letter of Credit issued under Section 3.1 shall be issued pursuant to the terms and conditions as contained in the Loan Term Sheet and on a Bank standard form Application for Standby Letter of Credit and Agreement (Standby Letter of Credit) executed by Borrower and be in form and substance and in favor of beneficiaries satisfactory to Bank.

3.5. Borrower shall pay to Bank Standby Letter of Credit fees as defined in the Loan Term Sheet.

3.6. In the event of any inconsistency between the terms of this Agreement, the Loan Term Sheet and the terms of Borrower’s Application for Standby Letter of Credit and Agreement (Standby Letter of Credit), the terms of such Application for Standby Letter of Credit and Agreement (Standby Letter of Credit) shall control.

3.7. All advances made, letters of credit issued, banker’s acceptances created or discounted and other financial accommodations extended by Bank to or for the account or benefit of Borrower under this Section 3, hereof shall be added to and deemed part of the Obligations when made issued, created and/or extended.

3.8. If the Loan Term Sheet provides for a Banker’s Acceptances facility, the creation of banker’s acceptances shall be pursuant to the terms and conditions hereof and the Loan Term Sheet, and such other documents as Bank deems necessary in order to verify that Bank’s creation thereof is in compliance with all applicable laws, regulations and administrative orders, and Borrower agrees to execute and deliver all such documents to Bank. Bank shall not be obligated to create any banker’s acceptance that is not eligible for discount by a Federal Reserve Bank, or which, if created, would become a liability subject to reserve requirements under any regulation of the Board of Governors of the Federal Reserve System, or would cause the Bank to violate any lending limit imposed upon Bank by law, regulation or administrative order.

3.9. Discount of Acceptances. If the Loan Term Sheet provides for the discount of Banker’s Acceptances, Bank agrees to discount any acceptance that is created and presented to it for discount at a rate quoted by Bank at the time the acceptance is presented to Bank for discount and for a similar dollar amount and a similar maturity as the draft being presented to Bank by Borrower for acceptance (the “Acceptance Discount Rate”). On the date any such acceptance is presented for discount, Bank shall: (a) cause the aggregate discounted amount (less any commission then payable by Borrower to Bank under this Agreement) to be made available to Borrower by crediting such amount to Borrower’s demand deposit account maintained with Bank, unless the acceptance is created by a beneficiary under a Letter of Credit, in which event Bank will cause the amount to be paid to such beneficiary and will notify Borrower as to the creation of the acceptance; and (b) advise Borrower of the Acceptance Discount Rate at which Bank discounted such acceptance. Bank shall have the right, in its sole discretion, to sell, rediscount, hold, or otherwise deal with or dispose of any such acceptance discounted by it.

3.10. The commission for each banker’s acceptance issued hereunder shall be at the rate disclosed in the Loan Term Sheet and shall be payable at the time of the issuance of the banker’s acceptance.

3.11. Unpaid Acceptances. In the event Borrower fails to repay Bank the principal amount of any acceptance at maturity, without limiting the rights of the Bank under this Agreement or waiving any Event of Default caused thereby, the principal amount of such acceptance shall bear interest (from the date the acceptance matured until the date Bank is paid in full) at the default rate provided in the Loan Term Sheet. Borrower hereby promises to pay and shall pay Bank, on demand the unpaid amount of principal together with interest thereon.

3.12. All advances made, letters of credit issued, banker’s acceptances and other financial accommodations extended by Bank to or for the account or benefit of Borrower under this Section 3, hereof shall be added to and deemed part of the Obligations when made issued, created and/or extended.

4.	TERM

4.1. This Agreement shall remain in full force and effect until the Maturity Date as detailed in the Loan Term Sheet. Notwithstanding the foregoing, upon the occurrence of an Event of Default, Bank may terminate its obligations under this Agreement without notice. On the date of termination, all Obligations owed by Borrower to Bank shall become immediately due and payable without notice or demand and shall be repaid to Bank in cash or by a wire transfer of immediately available funds. Notwithstanding termination, until all Obligations have been fully repaid, Bank shall retain its security interest in all existing collateral and collateral arising thereafter, and Borrower shall continue to perform all Obligations.

4.2. After termination and when Bank has received payment in full of all Obligations and upon the execution and delivery by Borrower to Bank of a general release in favor of Bank, Bank shall execute a termination of all security agreements and security interests given by Borrower to Bank.

5.	CREATION OF SECURITY INTEREST

5.1. Borrower hereby grants to Bank a continuing security interest in senior position in all presently existing and hereafter arising Collateral in order to secure prompt repayment of any and all Obligations owed by Borrower to Bank and in order to secure prompt performance by Borrower of each and all of Borrower’s covenants and obligations under this Agreement and otherwise created. Bank’s security interest in the Collateral shall attach to all Collateral without further act on the part of Bank or Borrower. Nevertheless, Borrower hereby authorizes Bank to file and/or record a financing statement with the appropriate governmental agency. In the event that any Collateral, including proceeds, is evidenced by or consists of a letter of credit, advice of credit, instrument, money, negotiable documents, chattel paper, or similar property (collectively, “Negotiable Collateral”), Borrower shall, immediately upon receipt thereof, endorse and assign such Negotiable Collateral over to Bank and deliver actual physical possession of the Negotiable Collateral to Bank.

5.2. From time to time, and at Bank’s request, Borrower shall provide Bank with agings and schedules describing all Receivables created or acquired by Borrower and shall execute and deliver written assignments of such Receivables to Bank, whether or not Bank makes advances against such Receivables; provided, however, that Borrower’s failure to execute and deliver such schedules and/or assignments shall not affect or limit Bank’s security interest and other rights in and to the Receivables. Together with each schedule, Borrower shall, if requested by Bank, furnish Bank with copies of Borrower’s sales journals or invoices, customers’ purchase orders, or the equivalent, and original shipping or delivery receipts for all merchandise sold, and Borrower warrants the genuineness thereof. Absent a request, Borrower shall maintain all such documents as custodian for Bank.

5.3. Upon Bank’s request, Borrower will hold the Inventory in trust for Bank; store the same in a warehouse in Bank’s name; deliver to Bank documents of title representing the Inventory; or evidence Bank’s security interest in some other manner acceptable to Bank. Until the occurrence of an Event of Default Borrower may, subject to the provisions hereof and consistent herewith, sell the Inventory, but only in the ordinary course of Borrower’s business. A sale of Inventory in Borrower’s ordinary course of business does not include an exchange or a transfer in partial or total satisfaction of a debt owing by Borrower, nor does it include an exchange for less than a present fair consideration.

5.4. Borrower shall execute and deliver to Bank, concurrent with Borrower’s execution of this Agreement and the Loan Term Sheet, and at any time or times hereafter at the request of Bank, all financing statements, continuation of financing statements, fixture filings, security agreements, chattel mortgages, assignments, endorsements or certificates of title, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that Bank may reasonably request, in form, satisfactory to Bank, to perfect and maintain perfected Bank’s security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement. Borrower hereby irrevocably makes, constitutes and appoints Bank (and any of Bank’s officers, employees or agents designated by Bank) as Borrower’s true and lawful attorney-in-fact with power to sign the name of Borrower on any of the above-described documents or on any other similar documents which, in Bank’s judgment, need to be executed, recorded, and/or filed in order to perfect or continue perfected Bank’s security interest in the Collateral.

Bank (through any of its officers, employees or agents) shall have the right, at any time or times hereafter, during Borrower’s usual business hours, or during the usual business hours of any third party having control over the records of Borrower, to inspect and verify Borrower’s Books in order to verify the amount or condition of, or any other matter relating to, the Collateral and Borrower’s financial condition. In addition, Borrower hereby appoints Bank (and any of Bank’s officers, employees or agents designated by Bank) as Borrower’s attorney-in-fact, with power: to endorse Borrower’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Bank’s possession; to sign Borrower’s name on any invoice or bill of lading relating to any Collateral, on drafts, against account debtors, on schedules and assignments of Receivables, on verifications of Receivables and on notices to account debtors; and upon the occurrence of any Event of Default which shall not have been waived by Bank, to establish a lock box arrangement and/or to notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Bank, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; and to send, whether in writing or by telephone, requests for verification of Collateral and to do all things necessary to carry out this Agreement. Borrower ratifies and approves all acts of the attorney-in-fact and releases and holds harmless Bank and its attorney-in-fact from any liability for any acts or omissions or for any error of judgment or mistake of fact or law made in good faith. The appointment of Bank as Borrower’s attorney-in-fact, and each and every one of Bank’s rights and powers, being coupled with an interest, are durable and irrevocable.

6.	CONDITIONS PRECEDENT

As conditions precedent to the making of the loans and the extension of the financial accommodations hereunder, Borrower shall execute, or cause to be executed, and deliver to Bank, in form and substance satisfactory to Bank and its counsel, the following:

(a) This Agreement, the Loan Term Sheet and other documents required by Bank;

(b) Financing statements (Form UCC-1) in form satisfactory to Bank for filing and recording with the appropriate government authorities;

(c) A certificate of good standing showing that Borrower is in good standing under the laws of the state of its incorporation and indicating that Borrower has qualified to transact business and is in good standing in any other state in which it conducts business;

(d) UCC searches, tax lien and litigation searches, fictitious business name statement filings, insurance certificates, notices or other similar documents which Bank may require and in such form as Bank may require, in order to reflect, perfect or protect Bank’s first priority security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement.

7.	WARRANTIES, REPRESENTATIONS AND COVENANTS

In order to induce Bank to enter into this Agreement and to make the loans and extensions of credit contemplated hereunder, Borrower warrants, represents and agrees that until all of the Obligations are fully paid and performed:

7.1. Borrower has good and marketable title to the Collateral. Bank has and shall continue to have a first priority perfected security interest in and to the Collateral. The Collateral shall at all times remain free and clear of all liens, encumbrances and security interests (expect those already in existence).

7.2. All accounts are and will, at all times pertinent hereto, be bona fide existing obligations created by the sale and delivery of merchandise or the rendition of services to account debtors in the ordinary course of business, free of all liens, claims, encumbrances and security interests (except as held by Bank and except as may be consented to, in writing, by Bank) and are unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, rights of return or cancellation, and Borrower shall have received no notice of actual or imminent bankruptcy or insolvency of any account debtor at the time an account due from such account debtor is assigned to Bank.

7.3. Borrower covenants and agrees that Borrower shall keep the Inventory only at the address provided in the Loan Term Sheet. In addition, Borrower covenants and agrees that:

(a) All Inventory is now and at all times hereafter shall be of good and merchantable quality, free from defects;

(b) As provided in the Loan Term Sheet or at Bank’s request, Borrower shall, from time to time hereafter, execute and deliver to Bank designations of Inventory, in form acceptable to Bank, specifying Borrower’s cost and the wholesale market value of Borrower’s raw materials, work in process, finished goods, and further specifying any other category which Bank may request, as well as such other matters and information relating to the Inventory as Bank may request;

(c) All of the Inventory is and shall remain free from all liens, claims, encumbrances, and purchase money or other security interests (except as held by Bank and except as may be consented to, in writing, by Bank);

(d) Borrower does now keep and hereafter at all times shall keep correct and accurate records itemizing and describing the kind, type, quality and quantity of the Inventory, and the cost therefor, all of which records shall be available upon demand to any of Bank’s officers, agents and employees for inspection and copying; and

(e) Bank shall have the right, during Borrower’s usual business hours, to inspect and examine the Inventory and to check and test the same as to quality, quantity, value and condition.

7.4. Borrower will not, without Bank’s prior written consent:

(a) Sell, lease, or otherwise dispose of, move, relocate, or transfer, whether by sale or otherwise, any of Borrower’s assets, provided, however, that Borrower may sell Inventory in the ordinary course of Borrower’s business consistent with the provisions of Section 5.3 hereinabove;

(b) Change Borrower’s name, business structure, or identity, or add any new fictitious name;

(c) Acquire, merge or consolidate with or into any other business organization;

(d) Enter into any transaction not in the normal course of Borrower’s business as presently conducted;

(e) Guaranty or otherwise become in any way liable with respect to the obligations of any third party except by endorsement of instruments or items of payment for deposit to the general account of Borrower or which are transmitted or turned over to Bank;

(f) Make any change in Borrower’s financial structure or in any of Borrower’s business objective, purposes, or operations, which could adversely affect the ability of Borrower to repay the Obligations;

(g) Incur any debts outside the ordinary course of Borrower’s business, except for renewals or extensions of existing debts;

(h) Make any advance or loan to any other person or entity including those to any officer, director, employee or shareholder or any indebtedness for borrowed money except in the ordinary course of business as presently conducted;

(i) Prepay any existing indebtedness owing to any third party;

(j) Suspend or go out of business;

(k) Make any plant or fixed capital expenditure, or any commitment therefor, or purchase, finance or lease any real or personal property or replacement equipment in any fiscal year, in excess of one hundred thousand and no cents dollars ($100,000.00);

(l) Grant any security interests in or permit a lien, claim or encumbrance upon all or any portion of Borrower’s assets, except in favor of or agreed to by Bank; and

(m) Transfer or suffer the transfer of effective ownership or control of Borrower.

7.5. Borrower’s sole place of business or chief executive office is located at the address set forth in the Loan Term Sheet and Borrower covenants and agrees that Borrower will not, during the term of this Agreement, without prior written notification to Bank, relocate said sole place of business or chief executive office.

7.6. Borrower is and shall at all times hereafter be a duly organized and existing legal entity and qualified and licensed to do business, and in good standing, in any state in which it conducts its business.

7.7. Borrower has the right and power and is duly authorized to enter into this Agreement.

7.8. The execution by Borrower of this Agreement shall not constitute a breach of any provision contained in Borrower’s Articles of Incorporation or bylaws.

7.9. Borrower will not, without Bank’s prior written consent, make any distribution or declare or pay any dividends (in cash or stock) on, or purchase, acquire, redeem or retire any of its capital stock, of any class, whether now or hereafter outstanding, except as detailed in the Loan Term Sheet.

7.10. The execution of and performance by Borrower of all of the terms and provisions contained in this Agreement shall not result in a breach of or constitute an event of default under any agreement to which Borrower is now or hereafter becomes a party.

7.11. Borrower shall promptly notify Bank in writing of Borrower’s acquisition by purchase, lease or otherwise of any after-acquired tangible property, with the exception of purchases of Inventory in the ordinary course of business.

7.12. All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against, Borrower or any of Borrower’s property have been paid, and shall hereafter be paid in full, before delinquency. Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessment or contributions required of Borrower by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make timely payment or deposit of all F.I.C.A. payments and withholding taxes required by Borrower by applicable laws, and will, upon request, furnish Bank with proof satisfactory to Bank that Borrower has made such payments or deposits. If Borrower fails to pay any such assessment, tax, contribution, or make such deposit, or furnish the required proof, Bank may, in Bank’s sole and absolute discretion and without notice to Borrower, (a) make payment of the same or any part thereof, or (b) set up such reserves in Borrower’s account as Bank deems necessary to satisfy the liability therefore, or both. Bank may conclusively rely on the usual statements of the amount owing or other official statements issued by the appropriate governmental agency. Each amount paid or deposited by Bank shall constitute Bank Expenses and an advance to Borrower. Nothing herein contained shall preclude Borrower from contesting, in good faith and by appropriate proceedings, the imposition of any assessments and taxes and to withhold payment of such contested amounts pending the resolution of such proceedings.

7.13. There are not at present, any action or proceeding pending by or against Borrower or any guarantor of Borrower before any court or administrative agency, and Borrower has no knowledge of any pending, threatened or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or any guarantor of Borrower, except for ongoing collection matters and except as heretofore disclosed, in writing, to Bank.

7.14. Borrower represents and warrants to Bank that:

(a) The Borrower is not in violation of or subject to any existing, pending, or threatened investigation by any governmental authority under any law, statute, ordinance, or regulation pertaining to health, industrial hygiene, or the environment (collectively referred to as “Environmental Laws”), including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (‘CERCLA”) as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Sections 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., the Clear Air Act, 42 U.S.C. Sections 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Refuse Act, 33 U.S.C. Sections 407 et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. Sections 11001 et seq., the provisions of the California Health and Safety Code §§25100, et seq., §§25220, et seq., §§25249.5 et seq., §§25280, et seq., the Carpenter-Presely-Tanner Hazardous Substance Account Act, Health and Safety Code, §§25300, et seq., the California Expedited Remedial Action Reform Act of 1994, Health and Safety Code, §§25396 et seq., and the Porter-Cologne Water Quality Control Act, Water Code §§13000, et seq.;

(b) Borrower has not and is not required by any Environmental Law to obtain any permits or license to conduct business;

(c) No investigation, administrative order, consent order and agreement, litigation or settlement with respect to Hazardous Substances or Hazardous Substances contamination is proposed, threatened, anticipated or in existence with respect to the Borrower;

(d) Borrower has not received any notice from any governmental authority with respect to any violation of any Environmental Laws;

(e) The use which Borrower makes and intends to make of the Collateral will not result in the disposal or release of any Hazardous Substances; and

(f) Borrower will not generate, manufacture, transport, store, release, discharge, or dispose of any hazardous Substance and Borrower shall not cause any violation of any Environmental Laws.

The term “Hazardous Substance” shall include: (i) those substances included within the definitions of “hazardous substances,”“hazardous materials,”“toxic substances,” or “solid waste” in CERCLA, RCRA, and the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., and in the regulations promulgated pursuant to said laws; (ii) those substances defined as “hazardous wastes” in Section 25117 of the California Health & Safety Code, and in the regulations promulgated pursuant to said laws; (iii) those substances defined as “hazardous substances listed in Section 2929.5 of the California Civil Code; (iv) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto); (v) those substances defined as “medical wastes” in the Medical Waste Management Act, Chapter 6.1 of the California Health & Safety Code; (vi) asbestos containing materials; (vii) polychlorinated biphenyl; (viii) underground storage tanks, whether empty, filled or partially filled with any substance; and (ix) such other substances, materials and wastes which are or become regulated under applicable local, state or federal law, or which are classified as hazardous or toxic under federal, state, or local laws or regulations or which, even if not so regulated, are known to pose a hazard to the health and safety of the occupants of the Property or of property adjacent to the Property.

Borrower shall give prompt written notice to Lender of:

(1)
any proceeding or inquiry by any governmental authority (including, without limitation, the California State Department of Health Services) with respect to the violation of any Environmental Law by Borrower; and

(2)	all claims made or threatened by any third party against Borrower relating to any loss or injury resulting from any Hazardous Substance.

Bank shall have the right, at its option, to join and participate in, as a party if it so elects, any legal proceedings or actions initiated by or against Borrower in connection with any Environmental Law.

Borrower shall indemnify and hold harmless Bank, its directors, officers, employees, agents, successors and assigns from and against, any loss, damages, cost, expense or liability directly or indirectly arising out of or attributable to the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal, or presence of a Hazardous Substance on, under or about the Borrower’s business property, or any order, consent decree or settlement relating to the cleanup of a Hazardous Substance, or any claims of loss, damage, liability, expense or injury relating to or arising from, directly or indirectly, any disclosure by Lender to anyone of information, whether true or not, relative to a Hazardous Substance and/or Environment Law violation, including without limitation, attorneys’ fees. This indemnity shall survive the termination of this Agreement (whether by payment of the Obligations or action in lieu thereof).

7.15. Borrower, at Borrower’s expense, shall keep and maintain Borrower’s assets insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners who use such properties in similar businesses in an amount not less than one hundred percent (100%) of the full insurable value thereof on a replacement cost basis, with an inflation guard endorsement, if available. Borrower shall also keep and maintain public liability and property damage insurance relating to Borrower’s ownership and use of the Collateral and Borrower’s other assets. All such policies of insurance shall be in such form, with such companies, and in such amounts as detailed in the Loan Term Sheet and as may be satisfactory to Bank. Borrower shall deliver to Bank copies of such policies of insurance. Copies of all renewal and replacement policies shall be delivered to Bank at least thirty (30) days before the expiration of the policies. All such policies of insurance (except those of public liability and property damage) shall contain an endorsement in a form satisfactory to Bank showing Bank as a loss payee thereof, with a waiver of warranties (Form 438-BFU), and all proceeds payable thereunder shall be payable to Bank and, upon receipt by Bank, shall be applied on account of the Obligations owing to Bank. To secure the payment of the Obligations, Borrower grants Bank a security interest in and to all such policies of insurance (except those of public liability and property damage) and the proceeds thereof, and Borrower shall direct all insurers under such policies of insurance to pay all proceeds thereof directly to Bank.

Borrower hereby irrevocably appoints Bank (and any of Bank’s officers, employees or agents designated by Bank) as Borrower’s attorney-in-fact for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. Borrower will not cancel any of such policies without Bank’s prior written consent. Each such insurer shall agree by endorsement upon the policy or policies of insurance issued by it to Borrower as required above, or by independent instruments furnished to Bank, that it will give Bank at least ten (10) days written notice before any such policy or policies of insurance shall be altered or canceled, and that no act or default of Borrower, or any other person, shall affect the right of Bank to recover under such policy or policies of insurance required above or to pay any premium in whole or in part relating hereto. Bank, without waiving or releasing any Obligations or any Event of Default, may, but shall have no obligation to do so, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect to such policies which Bank deems advisable. All sums so disbursed by Bank, as well as reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall constitute Bank Expenses and are payable on demand. Bank shall not by the fact of approving, disapproving, accepting, preventing, obtaining, or failing to notify Borrower or to obtain any insurance, incur any liability for or with respect to the existence of insurance, the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or payment or defense of lawsuits, and Borrower hereby expressly assumes full responsibility therefor and all liability, if any, with respect thereto.

7.16. All financial statements and information relating to Borrower which have been or may hereafter be delivered by Borrower to Bank are true and correct and have been prepared in accordance with generally accepted accounting principles consistently applied, and there has been no material adverse change in the financial condition of Borrower since the submission of such financial information to Bank.

7.17. Borrower at all times hereafter shall maintain a standard and modern system of accounting in accordance with generally accepted accounting principles consistently applied, and records pertaining to all Collateral for the obligations which contain information as may from time to time be requested by Bank. Borrower shall not modify or change Borrower’s method of accounting or enter into, modify, or terminate any agreement presently existing, or at any time hereafter entered into with any third party accounting firm and/or service bureau for the preparation and/or storage of Borrower’s accounting records without giving Bank ten (10) days prior written notice of any such change, and without said accounting firm and/or service bureau agreeing to provide to Bank information regarding the Collateral and Borrower’s financial condition. In this regard, Borrower agrees to use Borrower’s best efforts to secure a tripartite agreement, in Bank’s standard form, between Bank, Borrower and Borrower’s accounting firm and/or service bureau. Borrower agrees to permit Bank and any of Bank’s employees, officers or agents, upon demand, during Borrower’s usual business hours, or the usual business hours of third persons having control thereof, to have access to and examine all of Borrower’s Books relating to the Collateral, the Obligations, Borrower’s financial condition and the results of Borrower’s operations, and, in connection therewith, permit Bank or any of Bank’s agents, employees or officers to copy and make extracts therefrom. Borrower agrees to pay Bank for audits as detailed in the Loan Term Sheet.

Borrower agrees to deliver to Bank financial information or other data as detailed in the Loan Term Sheet or any other report requested by Bank relating to the Collateral and the financial condition of Borrower, together with a certificate signed by an authorized employee of Borrower to the effect that all reports, statements, computer disc or tape files, printouts, runs, or other computer prepared information of any kind or nature relating to the foregoing, or documents delivered or caused to be delivered to Bank under this subsection, are complete, correct, and thoroughly present the financial condition of Borrower and that there exists on the date of delivery to Bank no condition or event which constitutes a breach or Event of Default under this Agreement. Borrower shall comply with any request and shall treat any written request as a continuing obligation until expressly modified or terminated in writing.

All accounting terms and computations shall be based upon generally accepted accounting principles consistently applied.

7.18. Borrower shall promptly supply and cause any guarantor to supply Bank with such other information, including tax returns, concerning Borrower’s and any guarantor’s affairs as Bank may request from time to time hereafter, and shall promptly notify Bank of any material adverse change in Borrower’s financial condition and of any condition or event which constitutes a breach of or an event which constitutes an Event of Default under this Agreement.

7.19. Borrower is now and shall be at all times hereafter solvent and able to pay Borrower’s debts (including trade debts) as they mature.

7.20. Borrower shall maintain financial ratios as provided in the Loan Term Sheet.

7.21. Borrower shall immediately and without demand reimburse Bank for all sums expended by Bank, which constitute Bank Expenses, and Borrower hereby authorizes and approves all advances and payments by Bank for items constituting Bank expenses.

7.22. Borrower shall furnish to Bank: (a) as soon as possible, but in no event later than thirty (30) days after Borrower knows or has reason to know that any reportable event with respect to any deferred compensation plan has occurred, a statement of the chief financial officer of Borrower setting forth the details concerning such reportable event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the Pension Benefit Guaranty Corporation, if a copy of such notice is available to Borrower; (b) promptly after the filling thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each deferred compensation plan; (c) promptly after receipt thereof, a copy of any notice Borrower may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any deferred compensation plan; provided, however, this subparagraph shall not apply to notice of general application issued by the Pension Benefit Guaranty Corporation or the Internal Revenue Service; and (d) when the same is made available to participants in the deferred compensation plan, all notices and other forms of information from time to time disseminated to the participants by the administrator of the deferred compensation plan.

7.23. Except for permitted investments, Borrower shall keep Borrower’s principal bank accounts with Bank.

7.24. Borrower is now and shall at all times hereafter remain in compliance with all federal, state and municipal laws, regulations and ordinances relating to the handling, treatment and disposal of toxic substances, wastes and hazardous materials and shall maintain all necessary authorizations and permits.

7.25. Each warranty, representation and agreement contained in this Agreement and the Loan Term Sheet shall be automatically deemed repeated with each financial accommodation and shall be conclusively presumed to have been relied on by Bank regardless of any investigation made or information possessed by Bank. The warranties, representations and agreements set forth herein and the Loan Term Sheet shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall give, or cause to be given, to Bank, either now or hereafter.

8.	EVENTS OF DEFAULT

Any one or more of the following shall constitute an Event of Default by Borrower under this Agreement:

8.1. If Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations owing to Bank (whether of principal, interest, taxes, reimbursement of Bank Expenses, or otherwise) due pursuant to the Promissory Note, this Agreement and the Loan Term Sheet;

8.2. If Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in the Promissory Note, this Agreement and the Loan Term Sheet, or any other present or future agreement between Borrower and Bank;

8.3. If any representation, statement, report, or certificate made or delivered by Borrower, or any of Borrower’s officers, employees or agents, to Bank is not true and correct to the best of Borrower’s knowledge;

8.4. If there is a material impairment of the prospect of repayment of all or any portion of the Obligations owning to Bank or a material impairment of the value or priority of Banks security interests in the collateral;

8.5. If all or any of Borrower’s assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any Judicial Officer or Assignee;

8.6. If an Insolvency Proceeding is commenced by or against Borrower;

8.7. If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of Borrower’s business affairs;

8.8. If a notice of lien, levy or assessment is filed of record with respect to any or all of Borrower’s material assets by the Unites States of America, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether chosen or otherwise, upon any or all of the Borrower’s assets and or the same is not paid on the payment date thereof and such lien, levy or assessment shall not have been discharged by payment in full within thirty (30) days;

8.9. If a judgment or other claim becomes a lien or encumbrance upon any or all of Borrower’s assets;

8.10. If there is a default in any material agreement to which Borrower is a party with third parties resulting in a right by such third parties to accelerate the maturity of Borrower’s indebtedness;

8.11. If Borrower makes any payment on account of indebtedness that has been subordinated to the Obligations that has not been authorized by Bank;

8.12. If any material or intentional misrepresentation exists now or hereafter in any warranty or representation made to Bank by any officer or director of Borrower, or if any such warranty or representation is withdrawn or denied by any officer or director;

8.13. If any party subordinating a claim to those of Bank or guarantying the Obligations, or any part thereof dies, terminates that subordination or guaranty, or becomes the subject of an Insolvency Proceeding; and

8.14. If any reportable event, which the Bank determines constitutes grounds for the termination of any deferred compensation plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Bank, or any such plan shall be terminated within the meaning of Title IV of the Employment Retirement Income Security Act (“ERISA”), or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any plan and in case of an event described in this Section 8.14, the aggregate amount of Borrower’s liability to the Pension Benefit Guaranty Corporation under Sections 4062, 4063 or 4064 of ERISA shall exceed five percent (5%) of Borrower’s Tangible Net Worth.

Notwithstanding anything contained in this Article 8 to the contrary, Bank shall refrain from exercising its rights and remedies and an Event of Default shall thereafter not be deemed to have occurred by reason of the occurrence of any of the events set forth in Sections 8.5, 8.7 or 8.10 of this Agreement if, within ten (10) days from the date thereof, the same is released, discharged, dismissed, bonded against or satisfied; provided, however, if any such event has occurred, Bank shall not be obligated to extend any credit accommodations to Borrower during such cure period.

9.	BANK’S RIGHTS AND REMEDIES

9.1. Upon the occurrence of an Event of Default by Borrower under this Agreement, Bank may, at Bank’s election, without notice of such election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by notes, or otherwise, immediately due and payable;

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, or any other agreement between Borrower and Bank;

(c) Terminate this Agreement as to any future liability or obligation of Bank, but without affecting Bank’s rights and security interest in the Collateral and without affecting the Obligations owning by Borrower to Bank;

(d) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Bank considers necessary or reasonable to protect Bank’s security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, take and maintain possession of the Collateral and the premises (at no charge to Bank), or any part thereof, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Bank appears to be prior or superior to Bank’s security interest and to pay all expenses incurred in connection therewith;

(e) Without constituting a retention of collateral in satisfaction of an obligation within the meaning of Section 9505 of the Code or an action under California Code of Civil Procedure Section 726, apply any and all amounts maintained by Borrower with Bank as deposit accounts (as that term is defined under Section 9105 of the Code) or other accounts against the Obligations;

(f) Without limiting Bank’s rights under any security interest, Bank is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral, and Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit, and Bank shall have the right and power to enter into sublicense agreements with respect to all such rights with third parties on terms acceptable to Bank;

(g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, sell or dispose of (in the manner provided for herein) the Collateral; and

(h) Sell or dispose of the Collateral at either public or private sales, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as are commercially reasonable in the opinion of Bank. It is not necessary that the Collateral be present at any such sale.

9.2. Bank shall give notice of the disposition of the Collateral as follows:

(a) Bank shall give Borrower, and each holder of a security interest in the Collateral who has filed with Bank a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made;

(b) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Article 12 of this Agreement, at least five (5) calendar days before the date fixed for the sale, or at least five (5) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Bank;

(c) If the sale is to be a public sale, Bank shall also give notice of the time and place by publishing notice one time at least five (5) calendar days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held; and Bank may credit bid and purchase at any public sale; and

(d) Borrower shall pay all reasonable and customary Bank Expenses incurred in connection with Bank’s enforcement and exercise of any of Bank’s rights and remedies as herein provided, whether or not suit is commenced by Bank.

Any deficiency, which exists after disposition of the Collateral as provided above, will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, to Borrower by Bank, or, in Bank’s discretion, to any party who Bank believes, in good faith, is entitled to such excess.

9.3. Bank’s rights and remedies under this Agreement and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election or acquiescence by Bank.

10.	TAXES AND EXPENSES REGARDING THE COLLATERAL

If Borrower fails to pay promptly when due, to any other person or entity, monies which Borrower is required to pay by reason of any provision in this Agreement, Bank may (after consultation with Borrower), but need not, pay the same and charge Borrower’s account therefor, and Borrower shall promptly reimburse Bank. All such sums shall become additional Obligations owning to Bank, shall bear interest at the Default Rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute: (a) an agreement by bank to make similar payments in the future, or (b) a waiver by bank of any default under this Agreement. Bank need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.	WAIVER

11.1. Borrower waives the right to direct the application of any and all payments, collections or proceeds at any time or times hereafter received by Bank and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply such payments, collections or proceeds to the Obligations in any manner as Bank may deem advisable, notwithstanding any entry by Bank upon Bank’s books.

11.2. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guaranties at any time held by Bank on which Borrower may in any way be liable.

11.3. Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

11.4. Borrower waives the right to assert a confidential relationship, if any, Borrower may have with any and all accountants, service bureaus and/or consultants in connection with any information requested by Bank pursuant to or in accordance with this Agreement, and agrees that Bank may contact directly and accountant, service bureau and/or consultant in order to obtain such information.

11.5. Borrower and Bank each waive any right to trial by jury in any action or proceeding relating to this Agreement or any transaction hereunder, or contemplated hereunder, or any claim (including tort or breach of duty claims) or dispute howsoever arising between Bank and Borrower.

11.6. In the event that Bank elects to waive any rights or remedies hereunder, or compliance with any of the terms hereof, or delays or fails to pursue or enforce any term, such waiver, delay or failure to pursue or enforce shall only be effective with respect to that single act and shall not be construed to affect any subsequent transactions or Bank’s right to later pursue such rights and remedies.

11.7. Waiver of Trial by Jury. BORROWER AND BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, BANK AGREES TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Borrower and, by its acceptance of the benefits hereof, Bank each (i) acknowledges that this waiver is a material inducement for Borrower and Bank to enter into a business relationship, that Borrower and Bank have already relied on this waiver in entering into this Agreement or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings, and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

12.	NOTICES

Except for any notice required by applicable law to be given in another manner: (a) all notices provided for in this Agreement shall be in writing unless otherwise provided in this Agreement; (b) each such notice to Borrower shall be given by mailing such notice by first-class mail, to Borrower’s address specified in the Loan Term Sheet, or to such other address as Borrower may designate by notice given to Bank in the manner provided herein; and (c) each such notice to Bank shall be given by mailing such notice by certified mail, return receipt requested, to Bank’s address specified in the Loan Term Sheet, or to such other address as Bank may designate by notice given to Borrower in the manner provided herein. All notices provided for in this Agreement shall be deemed to have been given to Borrower or Bank if given in the manner specified herein.

13.	DESTRUCTION OF BORROWER’S DOCUMENTS

Any documents, schedules, invoices or other papers delivered to Bank may be destroyed or otherwise disposed of by Bank six (6) months after they are delivered to or received by Bank, unless Borrower does request, in writing, the return of said documents, schedules, invoices or other papers and makes arrangements, at Borrower’s expense, for their return.

14.	CHOICE OF LAW AND VENUE

This Agreement shall be deemed to have been made in the State of California and the validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder and concerning the Collateral, shall be determined under, governed by and construed in accordance with the laws of the State of California. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state courts located in the City and County of San Francisco, State of California, or the federal courts located in the Northern District of California. Borrower waives any right Borrower may have to assert the doctrine of forum non conveniens or to object to such venue and hereby consents to any court-ordered relief.

15.	GENERAL PROVISIONS

15.1. This Agreement shall be binding and deemed effective when executed by Borrower and accepted and executed by Bank.

15.2. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights hereunder without Bank’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower or any guarantor from any of their respective obligations to Bank. Bank may assign this Agreement and its rights and duties hereunder. Bank reserves the right to sell, assign, transfer, negotiate or grant participation in all or any part of, or any interest in, Bank’s rights and benefits hereunder. In connection therewith, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower’s business.

15.3. Article headings and section numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

15.4. Neither this Agreement, nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

15.5. Each definition contained in this Loan and Security Agreement and/or Loan Term Sheet shall apply equally to both the singular and plural form of the term defined. Each pronoun shall include the masculine, the feminine and neuter form, whichever is appropriate to the context. The words “included”, “hereby”, “hereof”, and “hereunder” shall each be deemed to refer to this entire Loan and Security Agreement and not to any particular Section hereof. The word “including” shall mean “including but not limited to”. Notwithstanding the foregoing, if any law is amended so as to broaden the meaning of any term defined in it, such broader meaning shall apply subsequent to the effective date of such amendment. Where a defined term derives its meaning from a statutory reference, and any reference or citation to a statute or regulation shall be deemed to include any amendments to that statute or regulation and judicial and administrative interpretations of it.

15.6. The relationship of the parties hereto is that of creditor and debtor, and it is expressly understood and agreed that nothing contained herein or in the loan documents shall be interpreted or construed to make the parties partners, joint venturers, or participants in any legal relationship other than as creditor and debtor. It is further expressly understood that Bank owes no fiduciary duties to Borrower.

15.7. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

15.8. This Agreement cannot be changed or terminated orally. Except as to currently existing Obligations owing by Borrower to Bank, all prior agreements, understandings, representations, warranties, and negotiations, if any, are merged into this Agreement.

IN WITNESS WHEREOF, the undersigned has caused this agreement to be executed by its officer thereunto duly authorized and directed by a resolution of its Board f Directors duly passed and adopted by a majority of said Board at a meeting thereof duly called, noticed and held.

Borrower Sigma Designs, Inc.	Bank
By: Kit Tsui Its: Chief Financial Officer/Secretary	Kelvin Chan Vice President & Relationship Manager Technology Business Group

LOAN TERM SHEET NO. 2

(“Basic Loan Information”)

Date:	August 12, 2005
Loan Number:	288-000007-0
Borrower:	Sigma Designs, Inc.
Borrower’s Address:	1221 California Circle Milpitas, CA 95035
Maximum Credit Limit:
The Maximum Credit Limit is $15,522,592.41, and consists of the following credit facilities:

Facility “A” :

•      $522,592.41 Thirty-Six (36) Months Fully Amortized Equipment Term Loan.

Facility “B” consists of the following sublimits:

•      A $15,000,000.00 Revolving Line of Credit sublimit for working capital financing but in no event greater than $15,000,000.00 or the Borrowing Base limit whichever amount is lower.

•      A $3,000,000.00 Revolving Line of Credit sublimit for the issuance of commercial letters of credit and/or Standby letters of credit, but in no event greater than $3,000,000.00 or the Borrowing Base limit whichever amount is lower.

Facility “C” consists of the following sublimit:

•      A $5,000,000.00 Revolving Line of Credit sublimit for working capital financing. This sublimit is available so long as Borrower’s unrestricted cash at Bank exceeds $10,000,000.00 at all times and the borrowing base under Facility “B” has been fully utilized.

•      A $3,000,000.00 Revolving Line of Credit sublimit for issuance of commercial letters of credit and/or Standby letters of credit provided that the borrowing base under Facility “B” has been fully utilized.

The total outstanding balances under both Facilities “B” and “C” can not exceed $15,000,000.00 at any one time.

FACILITY “A”	TERM LOAN FACILITY
Term Loan Maximum Credit:	Five Hundred Twenty Two Thousand Five Hundred Ninety-Two and 41/100 Dollars ($522,592.41).
Index:	Wall Street Journal Prime Rate (currently at 6.25%).
Margin:	One-Half of One Percentage Point (0.50%).
Rate (Index plus Margin):	Wall Street Journal Prime Rate (currently at 6.25%) plus One-Half of One Percentage Point (0.50%) per annum, floating.
Loan Payment Method:	By monthly invoice.
Payment Date:	The 5th day of the following month after the initial advance is made.

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Maturity Date:	February 28, 2008.
Loan Term:	Thirty Six (36) months.
Amortization Period:	Thirty Six (36) months.
Default Interest Rate:	Two Percentage Points (2.00%) plus Term Loan Rate.
Late Charge Percent:	Five Percentage Points (5.00%) times the overdue payment, Minimum of $50.00.
Initial Monthly Payment:	$19,002.22 (Principal and Interest)
Collateral/Properties:	(1) Specific UCC-1 purchase money security interest filing on the financed equipment.
FACILITY “B”	REVOLVING LOAN - ABL FACILITY
Revolving Line of Credit Maximum Credit:	Fifteen Million and 00/100 Dollars ($15,000,000.00).
Borrowing Base Definitions:
•      The term “Borrowing Base” is defined as the sum of the following:

        (a)   80% of the eligible accounts receivable. This 80% advance rate is subject to a collateral audit and its findings must be satisfactory to Bank. The advance rate can be reduced as result of the collateral audit as it will also review the quality of the accounts receivable and any related dilution based on a field examination of Borrower’s assets.

        (b)   Credit insured foreign receivables will be considered as eligible accounts receivable but advances on qualified foreign receivables cannot exceed $4,000,000.00. Advance on qualified foreign receivables is subject to the satisfactory receipt of the Bank/Lender
Policy Beneficiary endorsement, naming Bank as the beneficiary in the Credit Insurance Policy.

•      All receivables are eligible except for the following:

        (a)   The amount of any unpaid trade invoices more than 90 days from the invoice date.

        (b)   Accounts due from one account debtor representing 25% or more of total receivables.
Exceptions may be allowed on accounts pre-approved by lender.

        (c)   Cross aged accounts making up 50% or more. Exceptions may be allowed on accounts pre-approved by lender.

        (d)   Foreign open accounts not insured by the credit insurance.

        (e)   Contra accounts, inter-company accounts, consignment, promotion/demo accounts, affiliate accounts, employee accounts, and credit memo.

        (f)   Government accounts. Contracts with US government will require perfection under the
Assignment of Claims Act.

        (g)   Customer deposits, account not arising out of normal course of trade or business.

Index:	Wall Street Journal Prime Rate (currently at 6.25%).
Margin:	One-Quarter of One Percentage Point (0.25%).
Rate (Index plus Margin):	Wall Street Journal Prime Rate (currently at 6.25%) plus One-Quarter of One Percentage Point (0.25%) per annum, floating.
Loan Payment Method:	By monthly invoice.
Payment Date:	The 5th day of the following month after the initial advance is made.
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Maturity Date:	August _____, 2007.
Default Interest Rate:	Two Percentage Points (2.00%) above the Rate.
Late Charge Percent:	Five Percentage Points (5.00%) times the overdue payment, Minimum of $50.00.
Collateral/Properties:	(1) UCC-1, 1st position on all company assets with negative pledge on Intellectual Properties.

FACILITY “C”	REVOLVING LOAN - NON FORMULA LINE OF CREDIT
Revolving Line of Credit Maximum Credit:	Five Million and 00/100 Dollars ($5,000,000.00).
Definitions:
The full amount of the facility will be available so long as Borrower’s unrestricted cash at Bank exceeding $10million at all times and Facility “B” should be fully utilized (max out the borrowing base).

Index:	Wall Street Journal Prime Rate (currently at 6.25%).
Margin:	One-Quarter of One Percentage Point (0.25%).
Rate (Index plus Margin):	Wall Street Journal Prime Rate (currently at 6.25%) plus One-Quarter of One Percentage Point (0.25%) per annum, floating.
Loan Payment Method:	By monthly invoice.
Payment Date:	The 5th day of the following month after the initial advance is made.
Maturity Date(s):	August _____, 2007.
Default Interest Rate:	Two Percentage Points (2%) above the Rate.
Late Charge Percent:	Five Percentage Points (5.00%) times the overdue payment, Minimum of $50.00.
Collateral/Properties:	(1) UCC-1, 1st position on all company assets with negative pledge on Intellectual Properties.

TERMS COMMON TO REVOLVING LOAN - ABL FACILITY AND REVOLVING LOAN - NON FORMULA LINE OF CREDIT (Facilities “B”&“C”)

Renewal Fees:
All fees, charges and out-of-pocket expenses incurred by Bank in connection with the review and renewal of this facility, including but not limited to Collateral audits, documentation and legal fees, are for the account of the Borrower.

Loan Fees:	$15,000.00 up front to Bank. (Facility “B” and Facility “C”) plus other out-of-pocket expenses. An additional $15,000.00 will be due at the end of the first anniversary of the proposed line.
Documentation Transaction fees:	Bank’s standard fees as announced from time to time are to be paid by the Borrower and 0.40% per annum for Standby L/C issued.
Negative Covenant:	Without the Bank’s prior written consent, no material change in management is allowed.
Subordination:
All amounts due to officers, directors, shareholders and note payables due to affiliates, if any, will be subordinated to Borrower’s obligations owing to Bank, in form and substance that is satisfactory to Bank.

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Unrestricted Cash:	“Unrestricted Cash” is defined as monies on deposit with Bank that is not pledged or secured.
Restricted Cash:	“Restricted Cash” is defined as monies on deposit with Bank that is pledged or secured.
Reporting Requirements:
Borrower agrees to deliver the following to Bank:

(1)   Monthly interim financial statements with compliance certificate within 30 days after month end.
(2)   Monthly Ingram Micro Sell Through Report within 30 days after month end.
(3)   Monthly Accounts Receivable aging, Accounts Payable aging and borrowing base certificate within 30 days after month end.
(4)   Annual CPA-Audited financial statements with compliance certificate within 120 days after fiscal year end.
(5)   Annual Field Examination.
(6)   Annual projections or budget within 30 days prior to fiscal year end.

Financial Covenants:
Borrower agrees to maintain the following financial covenants for all three facilities unless otherwise stipulated:

(1)   Minimum Monthly Adjusted Quick Ratio of 2.00 to 1.00

- Prior to the transfer of primary depository and investment relationships to Bank:
(Adjusted Quick Ratio is defined as [Unrestricted Cash and Cash Equivalent plus
Accounts Receivable] divided by Current Liabilities).

- After the transfer of primary depository and investment relationships to Bank:
(Adjusted Quick Ratio is defined as [Unrestricted Cash and Cash Equivalent at
Bank plus Accounts Receivable] divided by Current Liabilities).

(2)   Minimum Quarterly Debt Service Coverage Ratio of 2.00 to 1.00.

(Debt Service Coverage Ratio is defined as “Annualized Earnings Before tax, depreciation and amortization on a trailing four-quarter basis divided by annual debt repayment under the proposed facility”.

Bank waives a potential DSC covenant violation for only the quarter ending 7/31/2005.

(3)   Maximum Monthly Leverage Ratio of 1.50 to 1.00 (Facility B- ABL Facility)

(Leverage Ratio is defined as Total Liabilities [net of any Subordinated Debts]
divided by Tangible Net Worth ). Tangible Net Worth is Net Worth plus
Subordinated Debts minus Intangible Assets including Restricted Cash.

(4)   Quarterly profitability of exceeding 1.00. (Facility B - ABL Facility)

(One quarterly loss per fiscal year up to $1,000,000.00 is allowed, provided profitability is achieved for that fiscal year. Quarterly Profitability will be tested for the reporting period after August 1, 2005).

Insurance Requirements:	• Borrower to purchase and maintain business insurance with business personal property coverage and naming Bank as Lender Loss Payee. • Insurance policy must be issued by carrier acceptable to Bank.

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Audit:
Lender reserves the right to conduct on-site examination on the Borrower’s account receivables and inventories, in addition to other books and records, at any time through Lender’s appointed auditor once a year at Borrower’s cost.

Conditions Precedent:
•      Satisfactory review of collateral audit by Bank.

•      The Company is required to transfer the primary depository and investment relationships to Bank so long as Bank could effectively provide all banking services to the Company.
Once the primary depository and investment relationship is transferred to Bank,
Borrower shall maintain its primary operating and investment accounts at or through
Bank including at least 85% of the Company’s domestic cash and investment.

To the extent that Borrower maintains cash/investments elsewhere, an Account Control
Agreement shall be executed by Bank, Borrower, and Borrower’s Brokerage/other financial institutions in order that Bank can perfect its security interest.

•      Receipt of UCC termination from Silicon Valley Bank.

Collateral/Properties:	UCC-1 first position filing on all of the Borrower’s with negative pledge on Intellectual Properties.
Events of Default:
In addition to the Events of Default given in the Loan and Security Agreement the following are also Events of Default:

(a) Facilities “A”, “B” and “C” are cross-collateralized with each other, and, should Borrower’s failure to comply with any of the terms and conditions of Facilities “A”, “B” and “C” of this loan will constitute an Event of Default.

Miscellaneous:
“Intellectual Property” means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (I) all claims for damages by way of past, present and future infringement of any of the rights included above; (j) all licenses or other rights to use any property or rights of a type described above.

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This Loan Term Sheet dated No. 2 as of August 12, 2005 supercedes the previous Loan Term Sheet and forms an integral part of the Loan and Security Agreement and Term Promissory Note each dated February 8, 2005 and the Revolving Promissory Note, and Loan and Security Agreement ( For Facilities B & C) dated August 12, 2005. Any capitalized terms used in this Loan Term Sheet No. 2 if not defined herein shall have the meanings given to such terms in the said Loan and Security Agreements, Term Promissory Note and/or Revolving Promissory Note.

Borrower Sigma Designs, Inc.	Bank United Commercial Bank
By: Kit Tsui Its: Chief Financial Officer/Secretary	Kelvin Chan Vice President & Relationship Manager Technology Business Group

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UNITED COMMERCIAL BANK
555 Montgomery Street
San Francisco, California 94111

REVOLVING PROMISSORY NOTE

Loan No.:	288-000007-0 Facilities “B’ and “C”	August 12, 2005 San Francisco, California

BASIC LOAN INFORMATION. The information set forth in the then current Loan Term Sheet executed by Sigma Designs, Inc.  (“Borrower”) and United Commercial Bank (“Bank”) as such term is defined in the Loan and Security Agreement dated as of August 12, 2005 executed by Borrower and Bank (sometimes referred to as the "Basic Loan Information") is intended to supplement and/or summarize the provisions set forth in this Revolving Promissory Note (the “Note”). Each reference in this Note to any of the terms set forth in the then current Loan Term Sheet shall mean the respective information set forth next to such term as amplified, construed or supplemented by the particular section(s) of this Note pertaining to such information. In the event of a conflict between the provisions of the Loan Term Sheet and this Note, this Note shall control.

1.	BORROWER'S PROMISE TO PAY.

1.1.
For value received, the above named Borrower promises to pay the Maximum Credit Limit, or such lesser amount as shall be advanced hereunder, plus interest, to the order of United Commercial Bank or its assign (the "Bank"), on the Maturity Date, at 555 Montgomery Street, San Francisco, California, or at such other place as the holder of this Note may from time to time require.

1.2.
This Note is secured by the Collateral and any Properties listed in the Loan Term Sheet and evidenced by the Loan and Security Agreement, UCC-1 Financing Statements covering the Collateral and Deed(s) of Trust covering the Properties, if any.

2.	INTERESTRATE AND PAYMENT TERMS.

2.1.
Adjustable Interest Rate. The Interest Rate will be based on the Index and will be adjusted periodically as the Index changes. The Interest Rate is a variable or floating rate and shall be the sum of the Wall Street Journal Prime Rate (the “Index”) and One-Quarter of One Percentage Point (0.25%) (the “Margin”), (The Index and Margin are collectively the Rate). The interest rate determined shall be adjusted from time to time on the effective date of any changes to the Index as stated by the Wall Street Journal. If at any time the index is no longer available, Bank, with notice to Borrower, will choose a new Index that is based on comparable information.

2.2.
Computation of Interest. Interest shall be computed on the basis of a three hundred sixty (360) day year and actual days elapsed, which results in more interest than if a three hundred sixty-five (365) day year were used.

2.3.
Payment Terms. Borrower shall make payments on the Loan as provided in the Payment Method starting on the First Payment Date and continuing on the same date of each succeeding Payment Period thereafter with a final payment of all remaining unpaid principal, interest and other sums due under this Note due and payable on the Maturity Date.

2.4.
Notice of Changes. Bank will give Borrower notice of any changes in the payments as from time to time necessary, but the effectiveness and date of such changes shall not be affected by such notice or the lack thereof.

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2.5.
Loan Payments: Borrower agrees to make all payments of principal and interest in lawful money of the United States of America free from any offset, deduction, or counterclaim and expressly waives all rights to compensation of cross demand it might otherwise have. Checks constitute payment only when collected. Each payment, when received, shall be applied in the following order: if an Event of Default exists: (1) reasonable costs, fees, charges, and advances paid or incurred by Bank or payable by Bank and interest thereon pursuant to any provision of this Note, the Loan and Security Agreement or any Deed of Trust or any other loan document securing this Note, in such order as Bank, in Bank's sole discretion, elects, (2) interest payable under this Note and the Loan and Security Agreement, and (3) principal payable under this Note and the Loan and Security Agreement; if no Event of Default exists: (1) interest payable under this Note and the Loan and Security Agreement, and (2) principal payable under this Note and the Loan and Security Agreement.

3.	PREPAYMENTS.

Borrower has the right to prepay principal in whole or in part, without fee or premium, at any time. Bank will use all of the prepayments to reduce the amount of principal that is owed under this Note. Unless Bank otherwise agrees in writing, a partial prepayment will not be applied to, nor permit Borrower to delay, the next regularly scheduled payment due hereunder.

4.	LATE PAYMENTS.

If Bank has not received the full amount of any periodic payment by the end of 15 calendar days after the date it is due, Borrower will pay a late charge to Bank. The amount of the late charge will be equal to the Late Charge Percent times the overdue payment (whether the overdue payment is an interest only payment or a principal and interest payment). Borrower will pay this late charge only once on any late payment. It is agreed that the late payment charges provided for herein are made for the purpose of compensating Bank for the expense and damages Bank will suffer as a result of the failure of Borrower to make such payments when due. Such expenses and damages include, but are not limited to, additional costs in servicing the loan, including sending out notices of delinquency, computing delinquent interest, making additional inspections of the Collateral and any Properties, segregating delinquent sums from sums not delinquent on all account, loan and data processing records, loss to Bank of use of the sums not paid when due, and the loss, difficulty, and expense suffered by Bank in meeting its financial commitments. Borrower agrees further that it is extremely difficult and impractical to ascertain the extent and monetary amount of such damages; therefore, it is agreed further that the late charges provided for herein constitute a reasonable estimate of the fair and reasonable average loss and damages Bank will suffer as a result of such default and that such amount is presumed to be the amount of damages sustained by Bank in the event of default in making said payments when due. In the event any payment of interest is not paid when due, at the option of Bank, such interest shall be added to the unpaid principal sum and thereafter earn interest at the rate of interest herein provided.

5.	LOAN CHARGES.

If a law that applies to this loan and which sets maximum loan charges is finally interpreted so that the interest or other loan charges collected or to be collected in connection with this loan exceed the permitted limits, then: (i) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (ii) any sums already collected which exceeded permitted limits will be refunded. The Bank may choose to make this refund by reducing the principal owed under this Note or by making a direct payment to Borrower. If a refund reduces principal, the reduction will be treated as a partial prepayment but shall not give rise to any prepayment fee.

6.	INTEREST AFTER DEFAULT OR MATURITY.

In the event any portion of the principal sum remains unpaid after the Maturity Date or if any event has occurred or failed to occur which, after notice, passage of time or both, shall constitute an Event of Default under this Note, or under the Loan and Security Agreement or any Deed of Trust securing this Note, or under any other instrument or agreement securing this Note or relating to the loan evidenced by this Note and the Loan and Security Agreement, or the Properties described in any Deeds of Trust, Borrower agrees to pay interest on such principal sum at the Default Interest Rate. Nothing contained in this paragraph shall be deemed to renew or extend the term of this Note or constitute a waiver or release of any right Bank may have to enforce collection of this Note or its security thereof.

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7.	EVENTS OF DEFAULT.

The occurrence of any of the Events of Default provided in the Loan and Security Agreement and Loan Term Sheet shall, at the option of the holder of this Note, make all sums of interest and principal under this Note immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character.

8.	MISCELLANEOUS.

8.1.
Giving of Notices. Except for any notice required by applicable law to be given in another manner: (a) all notices provided for in this Note shall be in writing unless otherwise provided in this Note or the Loan and Security Agreement; (b) each such notice to Borrower shall be given by mailing such notice by first-class mail, to Borrower’s address specified in the Loan Term Sheet, or to such other address as Borrower may designate by notice given to Bank in the manner provided herein; and (c) each such notice to Bank shall be given by mailing such notice by certified mail, return receipt requested, to Bank’s address specified in the Loan Term Sheet, or to such other address as Bank may designate by notice given to Borrower in the manner provided herein. All notices provided for in this Note and the Loan and Security Agreement shall be deemed to have been given to Borrower or Bank if given in the manner specified herein.

8.2.
Fees and Costs. If Bank refers this Note to any attorney for collection or seeks legal advice following a default under this Note or under the Loan and Security Agreement or any Deeds of Trust or other security agreements securing this Note, or if an action is instituted on this Note, or if any other judicial or non-judicial action is instituted by Bank or by any other person and an attorney is employed by Bank to appear in any such action or proceeding or to reclaim, sequester, protect, preserve, or enforce Bank's interest in the real property security or any other security for this Note including, but not limited to, proceedings to foreclose the loan evidenced hereby, proceedings under the federal Bankruptcy Code, or in eminent domain, or under the probate code, or in connection with any state or federal tax lien, or in connection with disputes regarding the proper disbursement of construction loan funds, the undersigned Borrower and every endorser and guarantor hereof and every person who assumes the obligations evidenced by this Note, the Loan and Security Agreement and the loan documents securing the same, jointly and severally promise to pay reasonable attorney's fees for services performed by the Bank’s attorney, including but not limited to staff counsel, and all costs and expense incurred incident to such employment.

8.3.
Governing Law. This Note shall be deemed to have been made in the State of California and the validity of this Note, its construction, interpretation and enforcement, and the rights of the parties hereunder and concerning the Collateral and Properties, if any, shall be determined under, governed by and construed in accordance with the laws of the State of California. The parties agree that all actions or proceedings arising in connection with this Note shall be tried and litigated only in the state courts located in the City and County of San Francisco, State of California, or the federal courts located in the Northern District of California. Borrower waives any right Borrower may have to assert the doctrine of forum non conveniens or to object to such venue and hereby consents to any court-ordered relief.

8.4.
Severability. If any provision of this Note or any of the other loan documents is construed or interpreted by a court of competent jurisdiction to be void, invalid or unenforceable, such decision shall affect only those provisions so construed or interpreted and shall not affect the remaining provisions of this Note or the other loan documents.

8.5.
Number and Gender; Definitions. Any capitalized terms which are not defined herein but are defined in the Loan and Security Agreement and/or Loan Term Sheet shall have the meanings ascribed to them in the Loan and Security Agreement and/or Loan Term Sheet. Each definition contained in this Note, the Loan and Security Agreement or Loan Term Sheet shall apply equally to both the singular and plural form of the term defined. Each pronoun shall include the masculine, the feminine and neuter form, whichever is appropriate to the context. The words “included”, “hereby”, “hereof”, and “hereunder” shall each be deemed to refer to this entire Note and not to any particular Section hereof. The word “including” shall mean “including but not limited to”. Notwithstanding the foregoing, if any law is amended so as to broaden the meaning of any term defined in it, such broader meaning shall apply subsequent to the effective date of such amendment. Where a defined term derives its meaning from a statutory reference, and any reference or citation to a statute or regulation shall be deemed to include any amendments to that statute or regulation and judicial and administrative interpretations of it.

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8.6.
Borrower and Bank; No Joint Venture. The relationship of the parties hereto is that of creditor and debtor, and it is expressly understood and agreed that nothing contained herein or in the loan documents shall be interpreted or construed to make the parties partners, joint venturers, or participants in any legal relationship other than as creditor and debtor. It is further expressly understood that Bank owes no fiduciary duties to Borrower.

8.7.
Remedies. No right, power, or remedy given to Bank by the terms of this Note or in the loan documents is intended to be exclusive of any other right, power, or remedy, and each and every such right, power, or remedy shall be cumulative and in addition to every other right, power, or remedy given to Bank by the terms of any of the loan documents or by any statute against Borrower or any other person. Every right, power, and remedy of Bank shall continue in full force and effect until such right, power, or remedy is specifically waived by an instrument in writing, executed by Bank.

8.8.	Headings. The subject headings of the paragraphs of this Note are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

8.9.	Time of Essence. Time is of the essence of this Note.

8.10.	Joint Liability. The obligations of the undersigned under this Note, if there is more than one signing this Note as Borrower, are joint and several.

8.11.
Assignment. Bank or other holder of this Note may assign all of its rights, title and interest in this Note to any person, firm, corporation or other entity without the consent of Borrower. Borrower has no right to assign any of its rights hereunder.

8.12.	Waivers.

8.12.1.
Other than as provided herein, Borrower waives the right to direct the application of any and all payments, collections or proceeds at any time or times hereafter received by Bank and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply such payments, collections or proceeds to the Obligations in any manner as Bank may deem advisable, notwithstanding any entry by Bank upon Bank’s books.

8.12.2.
Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guaranties at any time held by Bank on which Borrower may in any way be liable.

8.12.3.
In the event that Bank elects to waive any rights or remedies hereunder, or compliance with any of the terms hereof, or delays or fails to pursue or enforce any term, such waiver, delay or failure to pursue or enforce shall only be effective with respect to that single act and shall not be construed to affect any subsequent transactions or Bank’s right to later pursue such rights and remedies.

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8.12.4.
Waiver of Trial by Jury. BORROWER AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, BANK AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Borrower and, by its acceptance of the benefits hereof, Bank each (i) acknowledges that this waiver is a material inducement for Borrower and Bank to enter into a business relationship, that Borrower and Bank have already relied on this waiver in entering into this Agreement or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings, and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Note may be filed as a written consent to a trial by the court.

9.	REVOLVING NOTE.

During the term of this Note, Borrower may borrow, repay principal amounts and re-borrow them so long as the outstanding principal balance does not exceed the amount set forth as the Maximum Credit Limit in the Loan Term Sheet and so long as no Event of Default has occurred under the Loan and Security Agreement and Loan Term Sheet and Borrower is in full, faithful and timely compliance with each and all the covenants, conditions, warranties and representations contained in the Loan and Security Agreement, Loan Term Sheet, this Note, any Deeds of Trust and/or any other agreement between Bank and Borrower, Bank will make advances, on a revolving basis, for working capital, provided, however, in no event shall Bank be obligated to make advances to Borrower whenever the Daily Balance exceeds the Maximum Credit Limit subject to the Borrowing Base, if any, or will be exceeded if a further advance is made pursuant to this Note and the Loan and Security Agreement and Loan Term Sheet.

IN WITNESS WHEREOF, the undersigned have caused this Note to be executed by its officer thereunto duly authorized and directed by a resolution of its Board of Directors duly passed and adopted by a majority of said Board at a meeting thereof duly called, noticed and held.

Borrower

Sigma Designs, Inc.

By : Kit Tsui
Its : Chief financial Officer/Secretary

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NEGATIVE PLEDGE AGREEMENT

This Negative Pledge Agreement is made as of August 12, 2005, by and between Sigma Designs, Inc. (“Borrower”) and United Commercial Bank (“UCB” or “Bank”).

In connection with, Loan No. 288-000007-0: the Loan and Security Agreements, Loan Term Sheets No. 1 & 2, Revolving Promissory Note and other documents executed by Bank and Borrower (Collectively known as “Loan Documents”) being concurrently executed herewith between Borrower and Bank, Borrower agrees as follows:

1.	Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in or encumber any of Borrower’s intellectual property, including, without limitation, the following:

a.
Any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held;

b.	Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

c.	Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

d.
All patents, patent applications and like protections including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including without limitation the patents and patent applications;

e.
Any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with any symbolized by such trademarks, including without limitation;

f.
Any and all claims for damages by way of past, present and future infringements of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

g.	All licenses or other rights to use any of the Copyrights, Patent or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; and

h.	All amendments, extensions, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

i.	All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing;

2.	It shall be an event of default under the Loan Documents between Borrower and Bank if there is a breach of any term of this Negative Pledge Agreement.

3.	Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Documents.

BORROWER:

SIGMA DESIGNS, INC.

By: ____________________________

Name: __________________________

Title: ___________________________

Bank:

UNITED COMMERCIAL BANK

By: ___________________________

Name: _________________________

Title: __________________________